Exhibit 3.3


                           AMENDMENT TO BY-LAWS

                                    OF

                        WOLVERINE WORLD WIDE, INC.

                               March 1, 1995


     Section 12 of the Amended and Restated By-Laws of the corporation is hereby amended, effective March 1, 1995, by adding the following sentence to the end of said section:

     The chairperson of any of the standing or special committees of the Board of Directors may appoint one or more independent directors to serve as alternates for members of the committee in the absence or disability of regular members.